Exhibit 2.1

Execution Version

PLAN AND AGREEMENT OF MERGER

PLAN AND AGREEMENT OF MERGER, dated as of September 5, 2023 (the "Agreement"), among MetAlert, Inc., a Nevada corporation ("Parent"), Level 2 Merger Sub, Inc., a Nevada corporation wholly owned by Parent ("Merger Sub"), Level 2 Security, LLC, a Delaware limited liability company ("Target") (Merger Sub and Target being hereinafter collectively referred to as the "Constituent Companies"), Ryan Green ("Green"), Tom Willingham ("Willingham"), Thomas Lehn ("Lehn") and Digitalinc Holdings, LLC ("Digitalinc") (Green, Willingham, Lehn, and Digitalinc, each and "Owner" and collectively the "Owners").

WHEREAS, the Boards of Directors of Parent, Merger Sub and Target have approved the acquisition of Target by Parent;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and Target have each approved the merger of Target into Merger Sub (the "Merger") and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the States of Nevada and Delaware and upon the terms and subject to the conditions set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound thereby, Parent, Merger Sub and Target hereby agree as follows:

1. The Merger.

1.01 The Merger. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement and the Merger Agreement, Target shall be merged with and into the Merger Sub, the separate corporate existence of Target shall cease, and Merger Sub shall continue as the surviving corporation, in accordance with the applicable provisions of the Nevada Revised Statutes ("Nevada Law") and Delaware Code (the "Delaware Law"). Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Company."

1.02 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Section 6, and provided that this Agreement has not been terminated or abandoned pursuant to Section 8, the Constituent Companies shall cause the Merger to be consummated by filing Articles of Merger and Certificate of Merger (collectively. the "Articles of Merger") with the office of the Secretary of State of the States of Nevada and Delaware, respectively, in such form as required by, and executed in accordance with, the relevant provisions of the Nevada Law. Subject to, and in accordance with, the Nevada Law, the Merger will become

effective at the date and time the Articles of Merger are filed with the office of the Secretary of State of the State of Nevada or such later time or date as may be specified in the Articles of Merger (the "Effective Time"). Each of the parties shall use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Section 6 hereof.

1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Company, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Company.

1.04 Governing Documents.

(a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Company until thereafter amended as provided by law.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided by law.

1.05 Management. The Board of Directors of Merger Sub immediately upon the Effective Time shall be Patrick Bertagna, Louis Rosenbaum, Andrew Duncan

1.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any additional action on the part of Merger Sub and Target, the following shall occur:

(a) Each equity interest of Target (the "Target Equity Interests") held in the treasury of Target and each such Target Equity Interest of Target owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of Merger Sub immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b) The Target Equity Interests which are outstanding immediately prior to the Effective Time, other than those cancelled as set forth in subsection (a) hereof, shall be converted into the right to receive securities of Parent (the "Parent Securities"), on a pro rata basis, as follows:

at the Effective Time, the Target Equity Interests shall be exchanged for (1) a total of 7,100,000 shares of Parent's Common Stock ("Parent Common Stock") and (2) convertible promissory notes, in the form of Exhibit "A" attached hereto, in the total principal amount of $200,000 (the "Parent Notes") (the Parent Common Stock and the Parent Notes are referred to as the "Closing Securities"). The Closing Securities are referred to as the "Merger Consideration." The securities included in the Merger Consideration are referred to as the "Merger Securities").

(c) The Target Equity Interests issued and outstanding immediately prior to the Effective Time shall be converted into common stock of the Surviving Company, which shall be the only equity securities of the Surviving Company outstanding after the Effective Time, resulting in the Surviving Company being wholly owned by Parent after the Effective Time.

1.07 Surrender of and Exchange of Target Equity Interests. Inasmuch as there are no physical certificates evidencing ownership of the Target Equity Interests, upon the Closing (defined below), the Target Equity Interests shall be deemed to have been surrendered for exchange to the Surviving Company.

1.08 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place (a) at the offices of Target at 3:00 p.m., local time, on the later of (1) September 5, 2023, or (2) the business day immediately following the date on which the last of the conditions set forth in Section 6 is fulfilled or waived, or (b) at such other time and place and on such other date as Parent and Target shall agree (the "Closing Date").

2. Further Agreements.

2.01 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time, each of Parent, Merger Sub and Target shall, and shall cause their respective subsidiaries, affiliates, officers, directors, employees, auditors and agents to afford the officers, employees and agents of one another complete access at all reasonable times to one another's officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish one another with all financial, operating and other data and information as each, through its officers, employees or agents, may reasonably request; provided, however, that no party shall be required to provide access or furnish information which it is prohibited by law or contract to provide or furnish.

(b) Each of Parent, Merger Sub and Target shall, and shall cause their respective affiliates and their respective officers, directors, employees and agents to hold in strict confidence all data and information obtained by them from one another or their respective subsidiaries, affiliates, directors, officers, employees and agents (unless such information is or becomes readily ascertainable from public or published information or trade sources or public disclosure or such information is required by law) and shall insure that such officers, directors, employees and agents do not disclose such information to others without the prior written consent of Parent, Merger Sub or Target, as the case may be.

(c) In the event of the termination of this Agreement, Parent, Merger Sub and Target shall, and shall cause their respective affiliates, officers, directors, employees and agents to (1) return promptly every document furnished to them by one another or any of their respective subsidiaries, affiliates, officers, directors, employees and agents in connection with the transactions contemplated hereby and any copies thereof, and (2) shall cause others to whom such documents may have been furnished promptly to return such documents and any copies thereof any of them may have made.

(d) No investigation pursuant to this Section 2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

2.02 Notification of Certain Matters. From the date hereof to the Effective Time, Target shall give prompt notice to Parent, and Parent shall give prompt notice to Target, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of Target, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

2.03 Board of Directors of Parent. There shall be no change to the Board of Directors of Parent as a result of the transactions contemplated by this Agreement.

2.04 Management of Surviving Company. At the Effective Time, Patrick Bertagna and Alex McKean shall be the managers of Surviving Company.

2.05 Holdback Shares. As security for the agreement by the Owners (defined as those persons owning 100% of the Target Equity Interests at the Effective Time) to indemnify and hold Parent harmless in accordance with Section 7.01, Parent shall instruct its transfer agent to issue 1,500,000 shares of the Parent Common Stock (the "Holdback Shares") in book entry form subject to a stop transfer order until released to their respective owners, or forfeited by such persons and retained by Parent, in accordance with Section 7. All remaining Holdback Shares shall be released upon the six-month anniversary of the Closing Date (the "Release Date").

2.06 Reserved.

2.07 Consulting Agreement. Within 30 days from the Closing, Parent and Tom Lehn shall enter into a consulting agreement through good faith negotiations, pursuant to which Mr. Lehn shall provide certain consulting services to Parent.

2.08 Indebtedness of Target. On or before the Closing, all amounts owing to Andrew Green shall have been extinguished without further liability to Target and, upon the Closing, except with respect to any contract listed in Section 4.12 of the Target Disclosure Schedules, Target shall have no other existing single debt obligation in excess of $5,000.

2.09 Post-Closing Assistance with Respect to Tax Filings. The Owners, and each of them, shall assist Parent, to the extent reasonably requested by Parent, in the preparation of all delinquent tax returns of Target. In this regard, the Owners, and each of them, specifically agree that any and all tax liabilities, including penalties, of Target arising from periods occurring prior to the Closing Date shall be included in the indemnification provisions of Section 7.01.

2.10 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or

cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

2.11 Public Announcements. No party shall issue a press release or otherwise make any public statements with respect to the Merger, without the prior consent of the other parties; provided, however, that Parent may, without the prior consent of any party, issue a press release or otherwise make public statements with respect to the Merger, should such press release or public statements be deemed, in good faith, necessary by Parent to assure its compliance with applicable securities laws.

3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Owners that, except as set forth in the Disclosure Schedule of Parent and Merger Sub delivered herewith to Target (the "Parent Disclosure Schedule"):

3.01 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Neither Parent nor Merger Sub has received any notice of proceedings relating to revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term "Material Adverse Effect", as used herein, means any material adverse change in or effect on the business of Parent or Merger Sub (including intangible properties), prospects, condition (financial or otherwise), assets or subsidiaries, taken as a whole. Parent has no subsidiaries other than Merger Sub.

3.02 Articles of Incorporation and Bylaws. Parent shall, as part of the Parent Disclosure Schedule, furnish to Target a complete and correct copy of the Articles of Incorporation and the Bylaws, each as amended to date, of Parent and Merger Sub. Such Articles of Incorporation and Bylaws are in full force and effect.

3.03 Capitalization. The authorized capital stock of Parent consists of (a) 2,071,000,000 shares of common stock and 10,000,000 shares of preferred stock, 1,000,000 shares of which are designated Series A Preferred Stock, 10,000 shares of which are designated Series B Preferred Stock and 1,000 shares of which are designated Series C Preferred Stock. As of the date of this Agreement, 23,581,342 shares of common stock, 13,846 shares of Series A Preferred Stock, three (3) shares of Series B Preferred Stock and 13 shares of Series C Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and no other shares of preferred stock are issued and outstanding. No securities of Parent are held in the treasury of Parent or by subsidiaries of Parent. No securities of Parent are reserved for future issuance except for 86,739,537 shares of common stock reserved for issuance to Parent's convertible note holders

and 746,154 shares of common stock issuable upon the exercise of warrants outstanding. Each of the outstanding shares of capital stock of each of Parent's corporate subsidiaries is duly authorized, validly issued, fully paid and non-assessable and such shares owned by Parent are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Parent's voting rights, charges or other encumbrances of any nature whatsoever.

3.04 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub other than filing and recording of appropriate merger documents as required by the Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Target, constitutes a legal, valid and binding obligation of each such corporation.

3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (1) conflict with or violate either the Articles of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, (2) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties is bound or affected, or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act") and State securities laws ("Blue Sky Laws").

3.06 Compliance. Neither Parent nor Merger Sub is in conflict with, or in default or violation of, (a) its Certificate/Articles of Incorporation or Bylaws or equivalent organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, including, without limitation, health and safety, environmental, civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to

which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

3.07 Tax Treatment. Neither Parent nor Merger Sub, nor to the knowledge of Parent, any of their affiliates has taken or agreed to take action that would prevent the merger contemplated by this Agreement from constituting a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

3.08 No Liabilities. As of the Closing, Merger Sub will not have any liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued and unaccrued, liquidated or unliquidated, due or became due, by virtue of contract, statute, regulation, law, equity or otherwise.

3.09 OTC Markets Trading. Parent's common stock currently trades as a "Pink" stock on the OTC Markets trading platform (symbol: MLRT) and Parent meets all issuer and equity security requirements to permit a FINRA member to quote Parent's common stock thereon, and, to Parent's knowledge, shall be entitled to continue to be so quoted following the merger contemplated by this Agreement.

3.10 Shareholder Claims. There are no existing claims against Parent by any current or former shareholder of Parent, and, to Parent's knowledge, there exist no facts or circumstances reasonably likely to result in any such claims.

3.11 Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.12 Powers of Attorney and Suretyships. Parent does not have (a) any general powers of attorney outstanding, whether as grantor or grantee thereof, (b) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signed, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

3.13 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to Target, in the form filed with the SEC, (1) its Annual Report for the year ended December 31, 2022; (2) its Quarterly Report for the period ended June 30, 2023; (3) all other reports or registration statements filed by Parent with the SEC since June 30, 2023; and (4) all amendments and supplements to all such reports (collectively, the "Parent Reports"). The Parent Reports did not, and will not, at the time they were, or will be, filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each consolidated financial statement (including, in each case, any related notes thereto) contained in the Parent Reports has been, and will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, and will present, the financial position of Parent and its subsidiaries as at the respective dates thereof and the results of its operations and changes in financial position for the periods indicated, except that the interim unaudited financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its subsidiaries as at June 30, 2023, including the notes thereto (the "2023 Balance Sheet"), neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since June 30, 2023 which would not, individually or in the aggregate, have a Material Adverse Effect.

3.14 Absence of Litigation. Except as disclosed in the Parent Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

3.15 Absence of Certain Changes or Events. Since June 30, 2023, except as contemplated or permitted by this Agreement or disclosed in the Parent Reports filed since that date and through the date hereof, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the financial condition, results of operations, business or prospects of Parent or any of its subsidiaries having a Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Parent or any of its subsidiaries having a Material Adverse Effect, (c) any material change by Parent in its accounting methods, principles or practices, (d) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of inventory or any notes, accounts receivable or other investments which would, individually or in the aggregate, exceed five percent of the total assets of Parent as reflected on the balance sheets in Parent's Quarterly Report for the period ended June 30, 2023; (e) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Parent Common Stock or any redemption, purchase or other acquisition of any of its securities; or (f) any change in the status of any litigation, claims, actions, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries, which, as a result of such change, will have a Material Adverse Effect.

3.16 Environmental Matters. To the best of Parent's knowledge, there are no environmental liabilities (whether accrued, absolute, contingent or otherwise) of Parent.

3.17 Labor Matters. Except as set forth in the Parent Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have a Material Adverse Effect; (b) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; (c) neither Parent nor any of its subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (d) there are no unfair labor practice complaints pending against Parent or any of its subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of Parent or any of its subsidiaries; and (e) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

3.18 Contracts. The Parent Disclosure Schedule lists or describes all material contracts or arrangements to which Parent or any subsidiary is a party, or by which it is bound, as of the date hereof. All such contracts and arrangements are in full force and effect and there has been no notice of termination or threatened termination with respect to any such contracts and arrangements, whether or not termination is permitted by the terms thereof, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach or default under any such contract or arrangement, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

3.19 Title to Properties. Parent has, and at the Effective Time will have, good and marketable title to the equipment and other property shown as assets on its records and books of account as of June 30, 2023, free and clear of all liens, encumbrances and charges, except as reflected in the records and books of account and in the 2023 Balance Sheet.

3.20 Patents. To the best knowledge of Parent, Parent or its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, inventions, designs, processes, formulae and other proprietary information used or held for use in connection with the business of Parent or any of its subsidiaries as currently being, or proposed to be, conducted and is unaware of any assertions or claims challenging the validity of any of the foregoing which would have a Material Adverse Effect. The conduct of the business of Parent and its subsidiaries as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way which would have a Material Adverse Effect. No material infringement of any proprietary right owned by or licensed by or to Parent or any of its subsidiaries is known to Parent which would have a Material Adverse Effect. All Patents, licenses or rights to intellectual property held by Target, may be transferred to Parent, in the sole discretion of Parent.

3.21 Taxes. Parent and Merger Sub have filed all federal and state tax returns and reports and, to the best of Parent's knowledge, all state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes, including sales and use tax, shown as due thereon and have paid all applicable state and local ad valorem taxes as are due, except such as are being contested in good faith by appropriate proceedings and except for such

filings, payments or other occurrences which would not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Parent's knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

3.22 Brokers; Finders. No person will have, as a result of the transactions contemplated hereby, any valid right, interest or claim against or upon Parent and/or Merger Sub for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Parent and/or Merger Sub.

3.23 Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by Parent or Merger Sub to Target pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

4. Representations and Warranties of Target. Target hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Disclosure Schedule of Target delivered to Parent and Merger Sub (the "Target Disclosure Schedule"):

4.01 Organization and Qualification; Subsidiaries. Target is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Target has not received any notice of proceedings relating to the revocation or modification of any such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders. The term "Material Adverse Effect" as used in this Section 4, means any material change in or effect on the business of Target that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities of Target taken as a whole. Target has no subsidiaries.

4.02 Organizational Documents. Target shall, as part of the Target Disclosure Schedule, furnish to Parent a complete and correct copy of the Certificate of Formation and Operating Agreement, each as amended to date, of Target. Such documents are in full force and effect.

4.03 Capitalization. All outstanding Target Equity Interests are validly issued, fully paid and non-assessable. Except as set forth in the Target Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character

relating to the issued or unissued equity interests of Target or obligating Target to issue or sell any equity interests in Target. There are no outstanding contractual obligations of Target to repurchase, redeem or otherwise acquire any equity interests in Target.

4.04 Authority Relative to this Agreement. Target has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject to the approval of the Merger and adoption of this Agreement by the owners of the Target Equity Interests in accordance with the Delaware Law. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Target.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target shall not, (1) conflict with or violate the Certificate of Formation or operating agreement of Target, (2) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or by which its properties are bound or affected, or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Target pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target or its properties are bound or affected, except for such breaches, defaults or other occurrences which would not, individually or in the aggregate have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Target does not, and the performance of this Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except filing the Certificate of Merger as required by Delaware Law and the Articles of Merger as required by Nevada Law to consummate the Merger.

4.06 Compliance. Target is not in conflict with, or in default or violation of, (a) its organizational documents, (b) any law, rule, regulation, order, judgment or decree applicable to Target or by which its properties are bound or affected, including, without limitation, health and safety, environmental and civil rights laws and regulations and zoning ordinances and building codes, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, consent, order or other instrument or obligation to which Target is a party or by which Target or its properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

4.07 Financial Statements. Target shall deliver to Parent, prior to Closing, unaudited financial statements disclosed on the Target Disclosure Schedule. All such financial statements disclosed on the Target Disclosure Schedule shall have been prepared in accordance with the books and records of Target.

4.08 Bank Account Statements. As part of the Target Disclosure Schedule, Target shall deliver to Parent and Merger Sub copies of all of its bank account statements, since the bank account's existence and through July 31, 2023. All of such statements are true and complete and collectively represent all of the banking transactions of Target during the bank account's existence through July 31, 2023.

4.09 Absence of Certain Changes or Events. Since June 30, 2023, except as contemplated by this Agreement or disclosed in the Target Disclosure Schedule, Target has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any change in the business of Target having a Material Adverse Effect or any declaration, setting aside or payment of any dividends or distributions in respect of Target Equity Interests or any redemption, purchase or other acquisition of any of its securities.

4.10 Absence of Litigation. Except as disclosed in Target Disclosure Schedule, there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Target, threatened against Target, or any properties or rights of Target, before any court, arbitrator, or administrative, governmental or regulatory authority or body, that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, neither Target nor its properties is subject to any order, writ, judgment, injunction, decree, determination or award having a Material Adverse Effect.

4.11 Labor Matters. Except as set forth in the Target Disclosure Schedule, (a) there are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees, which controversies have a Material Adverse Effect; and (b) Target is not a party to any collective bargaining agreement or other labor union contract.

4.12 Contracts. The Target Disclosure Schedule lists or describes all contracts, authorizations, approvals or arrangements to which Target is a party, or by which it is bound, as of the date hereof, and which (a) obligates or may obligate Target to pay more than $5,000; or (b) are financing documents, loan agreements or agreements providing for the guarantee of the obligations of any party in each case involving an obligation in excess of $5,000.

4.13 Title to Property and Leases.

(a) Each asset owned or leased by Target is owned or leased free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, except for any non-exclusive license to any intellectual property entered into in the ordinary course.

(b) Target does not own or lease any real property. .

(c) A listing of all material assets of Target is included in the Target Disclosure Schedule.

4.14 Intellectual Property. Except as set forth in the Target Disclosure Schedule, at the Closing, Target will own or possess a license to use all patents and/or patent

applications, trademarks and copyrights necessary to operate Target's business consistent with past practice..

The Target Disclosure Schedule lists each patent and patent application of Target. Further, the Target Disclosure Schedule lists all registered trademarks and copyrights of Target.

4.15 Insurance. The Target Disclosure Schedule lists and describes all policies of insurance in force and held by Target.

4.16 Taxes. Target has not filed any federal, state or local tax returns, including sales and use tax returns; Target has not paid or discharged any taxes, including sales and use taxes. This failure to file any such returns will not have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Target's knowledge, threatening to assert against Target any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Target has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

4.17 Brokers; Finders. No person will have, as a result of the transactions contemplated hereby, any valid right, interest or claim against or upon Target for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Target.

4.18 Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by Target or the Shareholders to Parent and Merger Sub pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or may be made, in order to make the statements herein or therein not misleading.

5. Conduct of Business Pending the Merger.

5.01 Conduct of Business by Target Pending the Merger. Target covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, Target shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a) amend or otherwise change its organizational documents;

(b) issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge, disposition or encumbrance of (1) any equity interests of any class or any options, warrants, convertible securities or other rights of any kind to acquire any other ownership interest of Target or (2) any assets of Target or any other material assets of Target other than in the ordinary course of business consistent with past practices;

(c) declare, set aside, make or pay any dividend or other distribution of any kind, with respect to any of its equity interests;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(e) (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guaranty or endorse or otherwise as an accommodation, become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (3) authorize any single capital expenditure which is in excess of $5,000 or capital expenditures which are, in the aggregate, in excess of $5,000 for Target; or (4) enter into or amend any contract, agreement, commitment or arrangement to any of the effects set forth in this subparagraph (e);

(f) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Target who are not officers of Target in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Target, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payments of accounts payable and collection of accounts receivable);

(h) settle or compromise any material federal, state, local or foreign income tax liability; or

(i) pay, discharge, compromise or consent to any arrangements concerning or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, compromise, settlement, arrangement or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Target or incurred in the ordinary course of business and consistent with past practice.

5.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the Effective Time, Parent shall not sell or otherwise dispose of all or any material portion of its assets.

5.03 Approval of Owners. Target shall secure the consent of all Owners of the Target Equity Interests, in accordance with the provisions of the Delaware Law.

5.04 Securities Law Compliance. All of the parties hereto shall take any action required of them respectively to be taken under applicable Federal and/or state securities laws applicable to (a) the Merger and (b) the issuance of Parent Common Stock and the Parent Notes pursuant to the Merger. Parent shall promptly deliver to Target copies of any filings made by Parent and/or Merger Sub pursuant to this Section 5.04.

5.05 Third Party Consents. Each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Merger.

6. Conditions of Merger.

6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a) Shareholder Approval. This Agreement shall have been approved and adopted in writing by all owners of the Target Equity Interests, in accordance with the provisions of the Delaware Law.

(b) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the conversion of Target Equity Interests into the Merger Consideration illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(c) No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any other person challenging, or seeking material damages in connection with the conversion of Target Equity Interests into the Merger Consideration pursuant to the Merger or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of Target, Merger Sub, Parent or any of their respective subsidiaries or affiliates.

6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Target contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a Certificate of the Manager of Target which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.02(a).

(b) Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub

shall have received a Certificate of the Manager of Target to that effect, which certificate shall be in the form attached hereto as Exhibit 6.02(b).

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Target for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Target.

(d) Reserved.

(e) No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Target.

6.03 Additional Conditions to Obligations of Target. The obligations of Target to effect the Merger is also subject to fulfillment of all of the following conditions precedent, at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in the Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Target shall have received a Certificate of the Chief Executive Officer of Parent and the President of Merger Sub which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.03(a).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Target shall have received a Certificate of the Chief Executive Officer of Parent and the President of Merger Sub which is to that effect, which certificate shall be in the form attached hereto as Exhibit 6.03(b).

(c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub.

(d) Reserved.

(e) Reserved.

(f) Reserved.

(g) No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Parent.

7. Indemnification.

7.01 Indemnification by the Owners. Subject to the other terms and conditions of this Section 7, the Owners, severally and not jointly and severally, shall indemnify and defend Parent and its affiliates and their respective representatives (collectively, the "Parent Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the Target Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Target contained in this Agreement or any document delivered in connection herewith; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Target pursuant to this Agreement or any document delivered in connection herewith.

7.02 Indemnification by Parent. Subject to the other terms and conditions of this Section 7, Parent and Merger Sub, jointly and severally, shall indemnify and defend each of the Owners and their respective affiliates and representatives (collectively, the "Target Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent or Merger Sub contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

7.03 Certain Limitations. The indemnification provided herein shall be subject to the following limitations:

(a) The aggregate amount of all losses for which an Owner shall be liable hereunder to Parent Indemnitees shall not exceed, with respect to each Owner the total value of set-off rights against the Holdback Shares allocated to each such Owner. The aggregate amount of all losses for which Parent and Merger Sub shall be liable hereunder to Target Indemnitess shall not exceed the total value of the Merger Consideration. For purposes hereof, prior and subject to the final resolution under Section 7.05, the shares of Parent Common Stock shall be valued based on the volume weighted average closing price of a share of Parent's common stock, as reported on OTCMarkets.com, for the ten trading days immediately prior to the Closing Date. Parent's right of set-off pursuant to Section 7.05 against the Holdback Shares on a pro rata basis shall be the sole source of indemnity for Parent Indemnitees from each Owner for breaches of this Agreement.

(b) The amount of losses indemnifiable hereunder by the Indemnifying Party (defined below) shall be net of any amounts the Indemnified Party (defined below) has actually recovered under applicable insurance policies or from third parties pursuant to

indemnification agreements with respect thereto (net of net of all costs of recovery, including deductibles incurred and any increased premiums).

(c) No Indemnifying Party shall be required to indemnify any Indemnified Party to the extent of any losses that a court of competent jurisdiction shall have determined by final, non-appealable judgment to have resulted directly from the bad faith, gross negligence, fraud, intentional misrepresentation or willful misconduct of the Indemnified Party.

(d) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(e) No Indemnified Party shall have a right to recover any amounts for losses under this Section 7 for any inaccuracy in or breach of representations or warranties unless and to the extent that the Indemnified Party notifies the Indemnifying Party in writing of any such claim before the Release Date. No Indemnifying Party shall be liable for any claims under this Section 7 until and to the extent the aggregate value of indemnifiable losses of the Indemnified Party exceeds $7,500.

7.04 Indemnifications Procedures. The Party making a claim hereunder is referred to as the "Indemnified Party," and the Party against whom such claims are asserted hereunder is referred to as the "Indemnifying Party."

(a) Third Party Claims.

(1) Notice of Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any person who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if known or reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(2) Defense of Third Party Claims. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Owners, such Indemnifying Party shall not have the

right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a person that is a material supplier or customer of Target or Parent, or (y) primarily seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to the limitations set forth elsewhere herein, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are material legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim in good faith, the Indemnified Party may, subject to the limitations set forth elsewhere herein, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Owners and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions hereof) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(3) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation, or admission of culpability, on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(b) Direct Claims. Any action by an Indemnified Party on account of a loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the

Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to, upon reasonable prior written notice, reasonably investigate, during normal business hours the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably cooperate with the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party (x) agrees prior to the expiration of such thirty (30) day response period as to the validity of the Direct Claim, then (i) if the Indemnifying Party is the Owners, then the Parent shall seek recourse for such amount only in accordance with the terms Section 7.05 hereof, forthwith upon such amount being quantified; or if (ii) the Indemnifying Party is Parent or Merger Sub, then Parent shall, by wire transfer, pay to the Indemnified Party the amount of such Direct Claim forthwith upon such amount being quantified; provided, that if the parties fail to agree as to the validity of the Direct Claim or its amount, any party may exercise all remedies as may be available to such party under this Agreement or (y) fails to respond within such thirty (30) day response period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.05 Payments.

(a) Once a loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant hereto, (1) if Parent Indemnitees are entitled to indemnification hereunder, such Parent Indemnitees shall satisfy the indemnification obligations of the Owners for all losses (i) by Parent cancelling or forfeiting a number of Holdback Shares that shall be determined by dividing the value of the indemnification obligations of the Owners by the volume weighted average closing price of a share of Parent's common stock, as reported on OTCMarkets.com, for the ten trading days immediately prior to the date of final resolution of the indemnification claim, such that the Holdback Shares shall become treasury stock of Parent, or (2) if Target Indemnitees are entitled to indemnification hereunder, Parent shall pay by wire transfer in cash, any amounts owed to the Target Indemnitees.

(b) In the event of (i)(A) any merger or consolidation of Parent into or with another corporation, (B) any sale of all or substantially all of the assets of Parent, following which any cash, securities or other property is paid or issued to stockholders of Parent, (C) any liquidation or dissolution of Parent in which any cash, securities or other property is distributed to the stockholders of Parent, or (D) any stock exchange involving shares of Parent Common Stock, between the date hereof and the Release Date, then any cash, securities or other property which

the Owners shall be entitled to otherwise receive as a result of any such event (the "Replacement Cash or Securities"), or (ii) if Parent issues any cash or additional shares upon any dividend, stock split, stock dividend or other distribution affecting shares of Parent Common Stock ("Additional Cash or Securities"), the portion of such Replacement Cash or Securities and Additional Cash or Securities deliverable to the Owners in respect of the Holdback Shares shall be held back together with such Holdback Shares (the "Holdback Fund").

(c) The entire Holdback Fund shall be available to Parent for claims that any Parent Indemnitees have against Owners under this Section 7 until the Release Date.

(d) The Holdback Fund (or any remaining portion thereof) shall be distributed in accordance with the terms hereof, as follows:

(1) If there are unresolved indemnification claims as of the Release Date, then, within ten (10) business days after the Release Date, Parent shall release to the Owners that number of Holdback Shares equal to the sum of (A) the total number of Holdback Shares originally placed into the Holdback Fund, less (B) the sum of (x) the total number of Holdback Shares that Parent had previously cancelled, as of such date, in satisfaction of Owners' indemnification obligations hereunder, plus (y) the number of Holdback Shares representing the reasonable estimated value of the liability of the Owners for all unresolved claims (any such distribution, a "Partial Distribution"); provided, however, that if the foregoing results in a negative number, then there shall be no Partial Distribution. If, after a Partial Distribution, all previously unresolved claims are resolved pursuant to the terms of this Agreement, then, within ten (10) business days after the resolution of the final unresolved claim, Parent shall release to Owners the remaining Holdback Shares, if any (any such distribution, a "Residual Distribution").

(2) If there are no unresolved indemnification claims as of the Release Date, then, within ten (10) business days after the Release Date, Parent shall release to the Owners that number of Holdback Shares equal to the sum of (A) the total number of Holdback Shares originally placed into the Holdback Fund, less (B) the sum of the total number of Holdback Shares that Parent has previously cancelled, as of such date, in satisfaction of the Owners' indemnification obligations hereunder (any such distribution, a "Full Distribution"); provided, however, if the foregoing results in a negative number, then there shall be no Full Distribution.

(3) When all portions of the Holdback Fund have been distributed in accordance with the terms of this Agreement, the Holdback Fund shall terminate.

7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for tax purposes, unless otherwise required by law.

7.07 Exclusive Remedy. The parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims for specific performance and claims arising from fraud on the part of Parent, Target in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth herein. In furtherance

of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth herein.

8. Termination, Amendment and Waiver.

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of Target:

(a) By mutual consent of Parent and Target.

(b) By either Parent or Target, if (1) the Merger shall not have been consummated by the date that is 5 business days following the mutual execution of this Agreement (the "Termination Date"); (2) any governmental or regulatory body, the consent of which is a condition to the obligations of Parent, Merger Sub and Target to consummate the transactions contemplated hereby or by the Merger Agreement, shall have been unsuccessful; or (3) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Parent, Merger Sub or Target or their respective officers or directors, except that nothing in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

8.03 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9. General Provisions.

9.01 Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall survive the Merger until the Release Date, and the agreements shall survive indefinitely.

9.02 Public Announcements. Parent and Target shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except (a) as may be required by applicable law, (b) as to any filing with the SEC required to be made by Parent or (c) as may be required by any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement before such consultation.

9.03 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to Parent or Merger Sub:

MetAlert, Inc.
117 W 9th Street
Suite 1214
Los Angeles, California 90015
E-mail: pbertagna@METALERT.com
Attn: Patrick Bertagna, CEO

With a copy, which shall not constitute notice, to:

Newlan Law Firm, PLLC
2201 Long Prairie Road
Suite 107-762
Flower Mound, Texas 75022
E-mail: eric@newlanpllc.com

(b) If to Target:

Level 2 Security, LLC
11129 Kenwood Road
Blue Ash, Ohio 45242
Attn: Rob Adams, President
Email: radams@digitalinc.com

With a copy, which shall not constitute notice, to:

Taft Stettinius & Hollister LLP
George Molinsky

425 Walnut Street Suite 1800
Cincinnati, Ohio 45202-2838
Direct line: 513-357-9381
E-mail: molinsky@taftlaw.com

9.04 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.05 Arbitration. Any dispute arising under this Agreement and/or the Merger Agreement, as well as any of the transactions contemplated hereby and thereby, shall be resolved by arbitration in Los Angeles, California, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which award may not include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys' fees to the prevailing party.

9.06 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

9.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.08 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.09 Assignability. This Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in such State.

9.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and Target, by their respective officers thereunto duly authorized, have caused this Agreement to be executed as of the date first written above.

PARENT:

METALERT, INC.

By: /s/ Patrick Bertagna
Patrick Bertagna
CEO

MERGER SUB:

LEVEL 2 MERGER SUB, INC.

By: /s/ Patrick Bertagna
Patrick Bertagna
President

TARGET:

LEVEL 2 SECURITY, LLC

By: DocuSigned by: Rob Adams 648B084752BC47D...
Rob Adams
President

THE OWNERS:

Digitalinc Holdings LLC

By: DocuSigned by: Rob Adams 648B084752BC47D...
Name: Robert Adams
Title: Chief Executive Officer

DocuSigned by: Ryan Green 434DD4AFD8264DC...
Ryan Green, *individually*

DocuSigned by: [signature] 71FDF33EF7EC468...
Tom Willingham, *individually*

DocuSigned by: Thomas Lehn 654D80B19F41454...
Thomas Lehn, *Individually*

EXHIBIT "A"

FORM OF CONVERTIBLE PROMISSORY NOTE